June 17, 1998



To the Board of Directors of OMI Corp.


Gentlemen:

         I hereby resign as director effective upon consummation of the acquisition of Marine Transport, Lines, Inc.


                                              /s/ C.G. Caras
                                             ------------------------------
                                             Constantine G. Caras